EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investors Contact:

Robert G. Burrows

Vice President, Investor Relations

301-795-1877

BurrowsR@ebsi.com

Media Contact:

Kimberly B. Root

Director, Public Affairs

517-327-1543

(m) 517-749-3265

RootK@ebsi.com

EMERGENT BIOSOLUTIONS REPORTS FINANCIAL RESULTS FOR THIRD QUARTER AND

FIRST NINE MONTHS OF 2008

•	3Q and nine month 2008 total revenues increased 30 and 53 percent, respectively, over comparable prior year periods
•	3Q 2008 net income of $10.4 million, or $0.35 per share, represents an increase of 265 percent over prior year
•	Nine month 2008 net income of $19.2 million, or $0.65 per share, as compared to a net loss of $4.8 million, or $0.17 per share, in prior year
•	September 30, 2008 cash and cash equivalents of $104.7 million
•	2008 financial guidance updated—revenue range maintained at $180 to $195 million, net income revised upward to $21 to $25 million, or $0.70 to $0.83 per basic share

ROCKVILLE, MD, November 6, 2008—Emergent BioSolutions Inc. (NYSE: EBS) announced today its financial results for the third quarter and nine months ended September 30, 2008.

Total revenues for the third quarter and nine months of 2008 were $56.6 million and $142.8 million, respectively, an increase of 30 percent and 53 percent, respectively, over the prior year periods. Net income for the third quarter and nine months of 2008 was $10.4 million or $0.35 per share, and $19.2 million or $0.65 per share, respectively, in comparison to net income of $2.8 million or $0.10 per share, and a net loss of $4.8 million or $0.17 per share for the comparable periods in 2007. Such performance was primarily driven by growth in sales of BioThrax® (Anthrax Vaccine Adsorbed), the company’s FDA licensed vaccine for the prevention of anthrax.

R. Don Elsey, Emergent BioSolutions’ chief financial officer, said, “Our financial performance as reported today positions us well to achieve our objectives for year over year revenue growth and year end profitability. In addition, our recently signed contract with HHS for the delivery of 14.5 million additional doses of BioThrax for inclusion in the SNS provides us with revenue visibility through 3Q 2011. This contract coupled with recently executed development agreements with the U.S. government allows us to position the company for continued growth through both acquisitions and progress in our product development programs. We have been able to advance our product pipeline candidates and add exciting new candidates and collaborations while tightly managing spending. In summary, the strength of our operations and our ability to effectively manage our business in pursuit of our strategic initiatives remains well on track to achieving our objective of a seventh consecutive year of profitable operations.”

3Q 2008 Highlights:

•

Signed a follow on contract for 14.5 million additional doses of BioThrax with HHS valued at up to $404 million, offering revenue visibility through 3Q 2011; this is beyond last year’s contract of up to $448 million to deliver 18.75 million doses of BioThrax through 3Q 2009;

•

Submitted to HHS a proposal in response to a RFP for development and procurement of a second generation anthrax vaccine, which was subsequently deemed technically acceptable and within the competitive range;

•	Secured up to $58.5 million of government development contracts and grants to fund future work on selected anthrax and botulism product candidates; and
•	Formed a joint venture with the University of Oxford to develop an advanced tuberculosis vaccine, with funding from Wellcome Trust and Aeras Global TB Vaccine Foundation.

Product Sales

For the third quarter of 2008, product sales, which consisted of sales of BioThrax to HHS, increased by $13.7 million, or 33 percent, to $55.5 million from $41.8 million for the comparable period of 2007. This increase was primarily due to a 34 percent increase in the average sales price per dose.

For the nine month period of 2008, product sales increased by $49.6 million, or 55 percent, to $139.3 million from $89.8 million for the comparable period of 2007, primarily due to a 36 percent increase in the number of doses of BioThrax sold and a 14 percent increase in the average sales price per dose. Product sales for the nine month period of 2008 consisted of BioThrax sales to HHS of $138.5 million and aggregate international and other sales of $0.8 million.

Contracts and Grants Revenues

For the third quarter of 2008, contracts and grants revenues decreased by $0.7 million, or 40 percent, to $1.1 million from $1.9 million for the comparable period of 2007. Contracts and grants revenues for the third quarter of 2008 consisted of $0.5 million from our meningitis vaccine collaboration and $0.7 million from the National Institute of Allergy and Infectious Diseases (NIAID) and other U.S. governmental agencies.

For each of the nine month periods of 2008 and 2007, contracts and grants revenues were $3.5 million. Contracts and grants revenues for the nine month period of 2008 consisted of $2.0 million from our meningitis collaboration as well as development service revenue from the meningitis vaccine collaboration, and $1.5 million from NIAID and other governmental agencies.

Cost of Product Sales

For the third quarter of 2008, cost of product sales decreased by $0.9 million, or 8 percent, to $10.5 million from $11.4 million for the comparable period of 2007, primarily attributable to decreased costs associated with improved production yield. For the nine month period of 2008, cost of product sales increased by $4.4 million, or 20 percent, to $27.2 million from $22.8 million for the comparable period in 2007, attributable to a 36 percent increase in the number of doses of BioThrax sold, partially offset by decreased costs associated with improved production yield.

Research and Development

For the third quarter of 2008, research and development expenses increased by $3.9 million, or 30 percent, to $16.6 million from $12.8 million for the comparable period of 2007. This increase reflects higher contract service costs and asset and technology acquisition costs, and includes increased expenses of $2.1 million on product candidates that are categorized in the biodefense segment, $1.1 million on product candidates categorized in the commercial segment and $0.6 million in other research and development expenses, which are in support of technology platforms and central research and development activities.

For the nine month period of 2008, research and development expenses increased by $3.6 million, or 9 percent, to $45.3 million from $41.7 million for the comparable period of 2007. This increase reflects higher contract service costs, and includes increased expenses of $3.4 million on product candidates categorized in the commercial segment and $1.3 million in other research and development expenses, partially offset by decreased expenses of $1.1 million on product candidates that are categorized in the biodefense segment.

Selling, General and Administrative

For the third quarter of 2008, selling, general and administrative expenses decreased by $0.9 million, or 6 percent, to $14.1 million from $15.0 million for the comparable period of 2007. This decrease was primarily driven by lower costs in our headquarters and staff organization and primarily reflects a decrease of approximately $1.0 million resulting from decreased professional services for our headquarters organization, offset by an increase of $0.1 million in sales and marketing expenses related to the growth of our staff and an increase in our sales and marketing activities.

For the nine month period of 2008, selling, general and administrative expenses increased by $2.3 million, or 6 percent, to $41.2 million from $38.9 million for the comparable period of 2007. This increase was primarily driven by an increase in our headquarters and staff organization to support the overall growth of our business, and primarily reflects an increase of approximately $1.8 million resulting from the addition of personnel and increased legal and other professional services for our headquarters organization and an increase of $0.5 million in sales and marketing expenses related to the growth of our staff and an increase in our sales and marketing activities.

Financial Condition and Liquidity

Cash and cash equivalents at September 30, 2008 was $104.7 million compared to $105.7 million at December 31, 2007. The net decrease in cash and cash equivalents resulted primarily from net cash provided by operating activities and financing activities of $19.3 million and $6.1 million, respectively, offset by net cash used in investing activities of $26.5 million.

Financial Outlook for 2008

In light of the performance through the nine months of 2008, the company is updating its financial outlook for 2008. Specifically, management continues to anticipate full year total revenues of between $180 and $195 million. In addition, management is revising upwards its expectations for full year net income of between $21 and $25 million, or between $0.70 and $0.83 per basic share. Importantly, these projections do not reflect the potential acquisition of Protein Sciences Corporation.

Conference Call & Webcast

Company management will host a conference call at 4:30 pm Eastern on November 6, 2008 to discuss these financial results, recent business developments and the outlook for the remainder of 2008. The conference call will be accessible by dialing 888/680-0879 or 617/213-4856 (international) and providing passcode 22722030. A webcast of the conference call will be accessible from the Company’s website at www.emergentbiosolutions.com, under “Investors”.

A replay of the conference call will be accessible, approximately one hour following the conclusion of the call, by dialing 888/286-8010 or 617/801-6888 and using the passcode 80179182. The replay will be available through November 20. The webcast will be archived on the company’s website.

About Emergent BioSolutions Inc.

Emergent BioSolutions Inc. is a leading biopharmaceutical company dedicated to one simple mission—to protect life. Emergent develops, manufactures and commercializes immune-related biologics, vaccines and therapeutics that assist the body’s immune system to prevent or treat infectious and other life threatening diseases. Emergent’s marketed product, BioThrax® (Anthrax Vaccine Adsorbed), is the only vaccine approved by the U.S. Food and Drug Administration for the prevention of anthrax infection. Emergent’s clinical pipeline includes programs focused on anthrax, botulism, typhoid, tuberculosis, hepatitis B and chlamydia. www.emergentbiosolutions.com.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, including our expected revenue growth and net earnings for 2008, and any other statements containing the words “believes”, “expects”, “anticipates”, “plans”, “estimates” and similar expressions, are forward-looking statements. There are a number of important factors that could cause the company's actual results to differ materially from those indicated by such forward-looking statements, including our ability to obtain new BioThrax® sales contracts with the U.S. government; our plans for future sales of BioThrax; our plans to pursue label expansions and improvements for BioThrax; our plans to expand our manufacturing facilities and capabilities; the rate and degree of market acceptance and clinical utility of our products; our ongoing and planned development programs, preclinical studies and clinical trials; our ability to identify and acquire or in license products and product candidates that satisfy our selection criteria; the potential benefits of our existing collaboration agreements and our ability to enter into selective additional collaboration arrangements; the timing of and our ability to obtain and maintain regulatory approvals for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our intellectual property portfolio; our estimates regarding expenses, future revenue, capital requirements and needs for additional financing; and other factors identified in the company’s current report on Form 10-Q for the quarter ended June 30, 2008 and subsequent reports filed with the SEC. The company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Financial Statements Follow